Exhibit 99.2

KLA-TENCOR CORPORATION

Condensed Consolidated Balance Sheets

(Unaudited)

(In thousands)	March 31, 2016	June 30, 2015
ASSETS
Current assets:
Cash and cash equivalents	$925,974	$838,025
Marketable securities	1,315,336	1,549,086
Accounts receivable, net	624,818	585,494
Inventories	721,493	617,904
Deferred income taxes	216,438	236,253
Other current assets	102,414	77,814

Total current assets	3,906,473	3,904,576
Land, property and equipment, net	287,874	314,591
Goodwill	335,205	335,263
Purchased intangibles, net	5,625	11,895
Other non-current assets	246,925	259,687

Total assets	$4,782,102	$4,826,012

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$126,322	$103,342
Deferred system profit	193,219	148,691
Unearned revenue	51,820	71,335
Current portion of long-term debt	—	16,981
Other current liabilities	626,331	661,414

Total current liabilities	997,692	1,001,763
Non-current liabilities:
Long-term debt	3,097,306	3,173,435
Unearned revenue	51,065	47,145
Other non-current liabilities	159,467	182,230

Total liabilities	4,305,530	4,404,573
Commitments and contingencies (Note 11 and Note 12)
Stockholders’ equity:
Common stock and capital in excess of par value	424,474	474,374
Retained earnings (accumulated deficit)	95,121	(12,362)
Accumulated other comprehensive income (loss)	(43,023)	(40,573)

Total stockholders’ equity	476,572	421,439

Total liabilities and stockholders’ equity	$4,782,102	$4,826,012

See accompanying notes to condensed consolidated financial statements (unaudited).

KLA-TENCOR CORPORATION

Condensed Consolidated Statements of Operations

(Unaudited)

	Three months ended March 31,		Nine months ended March 31,
(In thousands, except per share amounts)	2016	2015	2016	2015
Revenues:
Product	$530,623	$565,181	$1,519,142	$1,545,663
Service	181,810	173,278	546,180	512,054

Total revenues	712,433	738,459	2,065,322	2,057,717

Costs and expenses:
Costs of revenues	274,599	320,282	825,823	891,962
Engineering, research and development	115,589	124,583	353,804	401,777
Selling, general and administrative	87,407	98,608	275,602	305,125
Loss on extinguishment of debt and other, net	—	—	—	131,669
Interest expense	30,895	30,508	91,998	75,330
Other expense (income), net	(5,988)	(1,976)	(11,610)	(7,339)

Income before income taxes	209,931	166,454	529,705	259,193
Provision for income taxes	34,154	34,816	96,824	35,054

Net income	$175,777	$131,638	$432,881	$224,139

Net income per share:
Basic	$1.13	$0.81	$2.78	$1.37

Diluted	$1.12	$0.81	$2.76	$1.36

Cash dividends declared per share (including a special cash dividend of $16.50 per share declared during the three months ended December 31, 2014)	$0.52	$0.50	$1.56	$18.00

Weighted-average number of shares:
Basic	155,690	161,559	155,921	163,494

Diluted	156,429	162,794	156,797	164,930

See accompanying notes to condensed consolidated financial statements (unaudited).

KLA-TENCOR CORPORATION

Condensed Consolidated Statements of Comprehensive Income

(Unaudited)

	Three months ended March 31,		Nine months ended March 31,
(In thousands)	2016	2015	2016	2015
Net income	$175,777	$131,638	$432,881	$224,139

Other comprehensive income (loss):
Currency translation adjustments:
Change in currency translation adjustments	5,265	(4,687)	(3,003)	(21,756)
Change in income tax benefit or expense	(974)	2,370	790	8,343

Net change related to currency translation adjustments	4,291	(2,317)	(2,213)	(13,413)

Cash flow hedges:
Change in net unrealized gains or losses	(2,798)	(1,309)	(3,952)	12,648
Reclassification adjustments for net gains or losses included in net income	1,107	(3,920)	870	(5,732)
Change in income tax benefit or expense	608	1,885	1,108	(2,492)

Net change related to cash flow hedges	(1,083)	(3,344)	(1,974)	4,424

Net change related to unrecognized losses and transition obligations in connection with defined benefit plans	(77)	1,212	729	2,525

Available-for-sale securities:
Change in net unrealized gains or losses	5,536	3,277	1,302	153
Reclassification adjustments for gains or losses included in net income	(36)	(60)	(79)	(1,976)
Change in income tax benefit or expense	(1,135)	(822)	(215)	751

Net change related to available-for-sale securities	4,365	2,395	1,008	(1,072)

Other comprehensive income (loss)	7,496	(2,054)	(2,450)	(7,536)

Total comprehensive income	$183,273	$129,584	$430,431	$216,603

See accompanying notes to condensed consolidated financial statements (unaudited).

KLA-TENCOR CORPORATION

Condensed Consolidated Statements of Cash Flows

(Unaudited)

	Nine months ended March 31,
(In thousands)	2016	2015
Cash flows from operating activities:
Net income	$432,881	$224,139
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	52,044	60,570
Asset impairment charges	1,396	1,698
Loss on extinguishment of debt and other, net	—	131,669
Non-cash stock-based compensation expense	32,758	43,098
Excess tax benefit from equity awards	(12,176)	(15,186)
Net gain on sales of marketable securities and other investments	(4,105)	(1,976)
Changes in assets and liabilities:
Increase in accounts receivable, net	(29,692)	(162,234)
Decrease (increase) in inventories	(93,976)	11,002
Decrease (increase) in other assets	4,659	(62,492)
Increase in accounts payable	22,956	700
Increase (decrease) in deferred system profit	44,528	(1,569)
Increase (decrease) in other liabilities	(45,670)	59,008

Net cash provided by operating activities	405,603	288,427

Cash flows from investing activities:
Capital expenditures, net	(24,233)	(36,554)
Proceeds from sale of assets	4,026	—
Purchases of available-for-sale securities	(873,987)	(1,433,856)
Proceeds from sale of available-for-sale securities	632,207	1,664,898
Proceeds from maturity of available-for-sale securities	472,437	564,283
Purchases of trading securities	(48,248)	(48,949)
Proceeds from sale of trading securities	51,738	50,558

Net cash provided by investing activities	213,940	760,380

Cash flows from financing activities:
Proceeds from issuance of debt, net of issuance costs	—	3,224,906
Repayment of debt	(95,000)	(886,742)
Issuance of common stock	21,910	29,578
Tax withholding payments related to vested and released restricted stock units	(23,723)	(29,790)
Common stock repurchases	(181,711)	(435,030)
Payment of dividends to stockholders	(265,163)	(2,961,402)
Excess tax benefit from equity awards	12,176	15,186

Net cash used in financing activities	(531,511)	(1,043,294)

Effect of exchange rate changes on cash and cash equivalents	(83)	(14,482)

Net increase (decrease) in cash and cash equivalents	87,949	(8,969)
Cash and cash equivalents at beginning of period	838,025	630,861

Cash and cash equivalents at end of period	$925,974	$621,892

Supplemental cash flow disclosures:
Income taxes paid, net	$81,779	$65,830
Interest paid	$63,342	$37,569
Non-cash activities:
Purchase of land, property and equipment—investing activities	$2,311	$2,255
Unsettled common stock repurchase—financing activities	$—	$12,862
Dividends payable—financing activities	$18,827	$41,412

See accompanying notes to condensed consolidated financial statements (unaudited).

KLA-TENCOR CORPORATION

Notes to Condensed Consolidated Financial Statements

(Unaudited)

NOTE 1 – DESCRIPTION OF BUSINESS AND BASIS OF PRESENTATION

Description of Business. KLA-Tencor Corporation (“KLA-Tencor” or the “Company”) is a leading supplier of process control and yield management solutions for the semiconductor and related nanoelectronics industries. KLA-Tencor’s broad portfolio of wafer inspection and patterning products, and related service, software and other offerings primarily supports integrated circuit, which is referred to as an “IC” or “chip,” manufacturers throughout the entire semiconductor fabrication process, from research and development to final volume production. KLA-Tencor provides leading-edge equipment, software and support that enable IC manufacturers to identify, resolve and manage significant advanced technology manufacturing process challenges and obtain higher finished product yields at lower overall cost. In addition to serving the semiconductor industry, KLA-Tencor also provides a range of technology solutions to a number of other high technology industries, including the LED and data storage industries, as well as general materials research.

On October 20, 2015, the Company entered into an Agreement and Plan of Merger and Reorganization (the “Merger Agreement”) with Lam Research Corporation (“Lam Research”), under which KLA-Tencor will, subject to the satisfaction or waiver of the conditions therein, ultimately become a direct or indirect wholly-owned subsidiary of Lam Research.

In accordance with the Merger Agreement, at the effective time of the Merger, each of the Company’s stockholders may elect to receive, for all shares of the Company’s common stock held at the closing of the transaction, and on a per share basis, one of the following: (i) mixed consideration, consisting of both 0.5 of a share of Lam Research common stock and $32.00 in cash; (ii) all-stock consideration, consisting of a number of shares of Lam Research common stock equal to 0.5 plus $32.00 divided by the volume weighted average price of Lam Research common stock over a five trading day period ending shortly before the closing of the transaction (“the five day VWAP”); or (iii) all-cash consideration, consisting of $32.00 plus 0.5 times the five-day VWAP. If no election was made by the Company’s stockholders, they will be deemed to have elected the mixed consideration. All-cash and all-stock elections will be subject to proration in accordance with the terms of the Merger Agreement.

The completion of the transaction is subject to customary closing conditions, including receipt of required regulatory approvals. On February 19, 2016, the Merger Agreement was adopted by KLA-Tencor’s stockholders and Lam Research’s stockholders approved the issuance of Lam Research’s common stock in the merger.

The Merger Agreement contains certain termination rights for both the Company and Lam Research, including if a governmental body prohibits the Mergers or if the Mergers are not consummated by July 20, 2016, subject to certain extension rights. Upon termination of the Merger Agreement under specified circumstances, the Company or Lam Research will be required to pay the other party a termination fee of $290.0 million.

For additional details on the transaction, refer to the copy of the Merger Agreement attached as an Exhibit to the Form 8-K filed with the U.S. Securities and Exchange Commission (“SEC”) on October 21, 2015.

Basis of Presentation. The condensed consolidated financial statements have been prepared by the Company pursuant to the rules and regulations of the SEC. Certain information and footnote disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States of America have been condensed or omitted pursuant to such rules and regulations. In the opinion of management, the unaudited interim financial statements reflect all adjustments (consisting only of normal, recurring adjustments) necessary for a fair statement of the financial position, results of operations, comprehensive income, and cash flows for the periods indicated. These financial statements and notes, however, should be read in conjunction with Item 8, “Financial Statements and Supplementary Data” included in the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2015, filed with the SEC on August 7, 2015.

The condensed consolidated financial statements include the accounts of KLA-Tencor and its majority-owned subsidiaries. All significant intercompany balances and transactions have been eliminated.

The results of operations for the three and nine months ended March 31, 2016 are not necessarily indicative of the results that may be expected for any other interim period or for the full fiscal year ending June 30, 2016.

Certain reclassifications have been made to the prior year’s Condensed Consolidated Balance Sheet and notes to conform to the current year presentation. The reclassifications had no effect on the prior year’s Condensed Consolidated Statements of Operations, Comprehensive Income and Cash Flows.

Management Estimates. The preparation of the condensed consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions in applying the Company’s accounting policies that affect the reported amounts of assets and liabilities (and related disclosure of contingent assets and liabilities) at the date of the condensed consolidated financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

Revenue Recognition. The Company recognizes revenue when persuasive evidence of an arrangement exists, delivery has occurred or services have been rendered, the selling price is fixed or determinable, and collectibility is reasonably assured. The Company derives revenue from three sources—sales of systems, spare parts and services. In general, the Company recognizes revenue for systems when the system has been installed, is operating according to predetermined specifications and is accepted by the customer. When the Company has demonstrated a history of successful installation and acceptance, the Company recognizes revenue upon delivery and customer acceptance. Under certain circumstances, however, the Company recognizes revenue prior to acceptance from the customer, as follows:

•	When the customer fab has previously accepted the same tool, with the same specifications, and when the Company can objectively demonstrate that the tool meets all of the required acceptance criteria.

•	When system sales to independent distributors have no installation requirement, contain no acceptance agreement, and 100% of the payment is due based upon shipment.

•	When the installation of the system is deemed perfunctory.

•	When the customer withholds acceptance due to issues unrelated to product performance, in which case revenue is recognized when the system is performing as intended and meets predetermined specifications.

In circumstances in which the Company recognizes revenue prior to installation, the portion of revenue associated with installation is deferred based on estimated fair value, and that revenue is recognized upon completion of the installation.

In many instances, products are sold in stand-alone arrangements. Services are sold separately through renewals of annual maintenance contracts. The Company has multiple element revenue arrangements in cases where certain elements of a sales arrangement are not delivered and accepted in one reporting period. To determine the relative fair value of each element in a revenue arrangement, the Company allocates arrangement consideration based on the selling price hierarchy. For substantially all of the arrangements with multiple deliverables pertaining to products and services, the Company uses vendor-specific objective evidence (“VSOE”) or third-party evidence (“TPE”) to allocate the selling price to each deliverable. The Company determines TPE based on historical prices charged for products and services when sold on a stand-alone basis. When the Company is unable to establish relative selling price using VSOE or TPE, the Company uses estimated selling price (“ESP”) in its allocation of arrangement consideration. The objective of ESP is to determine the price at which the Company would transact a sale if the product or service were sold on a stand-alone basis. ESP could potentially be used for new or customized products. The Company regularly reviews relative selling prices and maintains internal controls over the establishment and updates of these estimates.

In a multiple element revenue arrangement, the Company defers revenue recognition associated with the relative fair value of each undelivered element until that element is delivered to the customer. To be considered a separate element, the product or service in question must represent a separate unit of accounting, which means that such product or service must fulfill the following criteria: (a) the delivered item(s) has value to the customer on a stand-alone basis; and (b) if the arrangement includes a general right of return relative to the delivered item(s), delivery or performance of the undelivered item(s) is considered probable and substantially in the control of the Company. If the arrangement does not meet all the above criteria, the entire amount of the sales contract is deferred until all elements are accepted by the customer.

Trade-in rights are occasionally granted to customers to trade in tools in connection with subsequent purchases. The Company estimates the value of the trade-in right and reduces the revenue recognized on the initial sale. This amount is recognized at the earlier of the exercise of the trade-in right or the expiration of the trade-in right.

Spare parts revenue is recognized when the product has been shipped, risk of loss has passed to the customer and collection of the resulting receivable is probable.

Service and maintenance contract revenue is recognized ratably over the term of the maintenance contract. Revenue from services performed in the absence of a maintenance contract, including consulting and training revenue, is recognized when the related services are performed and collectibility is reasonably assured.

The Company sells stand-alone software that is subject to software revenue recognition guidance. The Company periodically reviews selling prices to determine whether VSOE exists, and in situations where the Company is unable to establish VSOE for undelivered elements such as post-contract service, revenue is recognized ratably over the term of the service contract.

The Company also defers the fair value of non-standard warranty bundled with equipment sales as unearned revenue. Non-standard warranty includes services incremental to the standard 40-hour per week coverage for 12 months. Non-standard warranty is recognized ratably as revenue when the applicable warranty term period commences.

The deferred system profit balance equals the amount of deferred system revenue that was invoiced and due on shipment, less applicable product and warranty costs. Deferred system revenue represents the value of products that have been shipped and billed to customers which have not met the Company’s revenue recognition criteria. Deferred system profit does not include the profit associated with product shipments to certain customers in Japan, to whom title does not transfer until customer acceptance. Shipments to such customers in Japan are classified as sales of inventory at cost until the time of acceptance.

Recent Accounting Pronouncements.

Updates Not Yet Effective

In May 2014, the Financial Accounting Standards Board (“FASB”) issued an accounting standard update regarding revenue from customer contracts to transfer goods and services or non-financial assets unless the contracts are covered by other standards (for example, insurance or lease contracts). Under the new guidance, an entity should recognize revenue in connection with the transfer of promised goods or services to customers in an amount that reflects the consideration that the entity expects to be entitled to receive in exchange for those goods or services. In addition, the new standard requires that reporting companies disclose the nature, amount, timing, and uncertainty of revenue and cash flows arising from contracts with customers. The updates are effective for the Company beginning in the first quarter of the fiscal year ending June 30, 2018. In August 2015, the FASB deferred the effective date of the update by one year, with early adoption on the original effective date permitted. The new revenue standard may be applied retrospectively to each prior period presented or retrospectively with the cumulative effect recognized as of the date of adoption. The Company is currently evaluating the impact of this accounting standard update on its condensed consolidated financial statements.

In April 2015, the FASB issued an accounting standard update for customer’s cloud based fees. The guidance changes what a customer must consider in determining whether a cloud computing arrangement contains a software license. If the arrangement contains a software license, the customer would account for the fees related to the software license element in accordance with guidance related to internal use software; if the arrangement does not contain a software license, the customer would account for the arrangement as a service contract. The update is effective for the Company beginning in the first quarter of the Company’s fiscal year ending June 30, 2017. Early adoption is permitted as of the beginning of an interim or annual reporting period. The Company is currently evaluating the impact of this accounting standard update on its condensed consolidated financial statements.

In July 2015, the FASB issued an accounting standard update for the subsequent measurement of inventory. The amended guidance requires entities to measure inventory at the lower of cost or net realizable value. Net realizable value is the estimated selling prices in the ordinary course of business, less reasonably predictable costs of completion, disposal and transportation. The requirement would replace the current lower of cost or market evaluation and the accounting guidance is unchanged for inventory measured using last-in, first-out (“LIFO”) or the retail inventory method. The update is effective for the Company beginning in the first quarter of the Company’s fiscal year ending June 30, 2018 and should be applied prospectively with early adoption permitted as of the beginning of an interim or annual reporting period. The Company is currently evaluating the impact of this accounting standard update on its condensed consolidated financial statements.

In November 2015, the FASB issued an accounting standard update for the presentation of deferred income taxes. Under this new guidance, deferred tax liabilities and assets should be classified as noncurrent in a classified balance sheet. The update is effective for the Company beginning in the first quarter of the Company’s fiscal year ending June 30, 2018 with early adoption permitted as of the beginning of an interim or annual reporting period. Additionally, this guidance may be applied either prospectively or retrospectively to all periods presented. The Company plans to early adopt this new guidance prospectively in the fourth quarter of the fiscal year ending June 30, 2016. As of March 31, 2016, the Company has approximately $218 million of net current deferred tax assets that will be classified as noncurrent upon adoption.

In January 2016, the FASB issued an accounting standard update that changes the accounting for financial instruments primarily related to equity investments (other than those accounted for under the equity method of accounting or those that result in consolidation of the investee), financial liabilities under the fair value option, and the presentation and disclosure requirements for financial instruments. The accounting standard update is effective for the Company beginning in the first quarter of fiscal 2019, and early adoption is permitted. The Company is currently evaluating the impact of this accounting standard update on its condensed consolidated financial statements.

In February 2016, the FASB issued an accounting standard update which amends the existing accounting standards for leases. Consistent with current guidance, the recognition, measurement, and presentation of expenses and cash flows arising from a lease by a lessee primarily will depend on its classification. Under the new guidance, a lessee will be required to recognize assets and liabilities for all leases with lease terms of more than 12 months. The update is effective for the Company beginning in the first quarter of its fiscal year ending June 30, 2020 using a modified retrospective transition method. Early adoption is permitted. The Company is currently evaluating the impact of this accounting standard update on its condensed consolidated financial statements.

In March 2016, the FASB issued an accounting standard update to simplify certain aspects of share-based payment awards to employees, including the accounting for income taxes, an option to recognize gross stock-based compensation expense with actual forfeitures recognized as they occur and statutory tax withholding requirements, as well as certain classifications in the statement of cash flows. The update is effective for the Company beginning in the first quarter of its fiscal year ending June 30, 2018, with early adoption permitted and all of the guidance must be adopted in the same period. The Company is currently evaluating the impact of this accounting standard update on its condensed consolidated financial statements.

NOTE 2 – FAIR VALUE MEASUREMENTS

The Company’s financial assets and liabilities are measured and recorded at fair value, except for certain equity investments in privately-held companies. These equity investments are generally accounted for under the cost method of accounting and are periodically assessed for other-than-temporary impairment when an event or circumstance indicates that an other-than-temporary decline in value may have occurred. The Company’s non-financial assets, such as goodwill, intangible assets, and land, property and equipment, are recorded at cost and are assessed for impairment when an event or circumstance indicates that an other-than-temporary decline in value may have occurred.

Fair Value of Financial Instruments. KLA-Tencor has evaluated the estimated fair value of financial instruments using available market information and valuations as provided by third-party sources. The use of different market assumptions and/or estimation methodologies could have a significant effect on the estimated fair value amounts. The fair value of the Company’s cash equivalents, accounts receivable, accounts payable and other current liabilities approximate their carrying amounts due to the relatively short maturity of these items.

Fair Value Hierarchy. The authoritative guidance for fair value measurements establishes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). The three levels of the fair value hierarchy are described below:

Level 1	Valuations based on quoted prices in active markets for identical assets or liabilities that the entity has the ability to access.

Level 2	Valuations based on quoted prices for similar assets or liabilities, quoted prices in markets that are not active, or other inputs that are observable or can be corroborated by observable data for substantially the full term of the assets or liabilities.

Level 3	Valuations based on inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.

A financial instrument’s level within the fair value hierarchy is based on the lowest level of any input that is significant to the fair value measurement.

The Company’s financial instruments were classified within Level 1 or Level 2 of the fair value hierarchy as of March 31, 2016, because they were valued using quoted market prices, broker/dealer quotes or alternative pricing sources with reasonable levels of price transparency. As of March 31, 2016, the types of instruments valued based on quoted market prices in active markets included money market funds, U.S. Treasury securities, certain sovereign securities and certain U.S. Government agency securities. Such instruments are generally classified within Level 1 of the fair value hierarchy.

As of March 31, 2016, the types of instruments valued based on other observable inputs included corporate debt securities, municipal securities, certain U.S. Government agency securities and certain sovereign securities. The market inputs used to value these instruments generally consist of market yields, reported trades and broker/dealer quotes. Such instruments are generally classified within Level 2 of the fair value hierarchy.

The principal market in which the Company executes its foreign currency contracts is the institutional market in an over-the-counter environment with a relatively high level of price transparency. The market participants usually are large financial institutions. The Company’s foreign currency contracts’ valuation inputs are based on quoted prices and quoted pricing intervals from public data sources and do not involve management judgment. These contracts are typically classified within Level 2 of the fair value hierarchy.

Financial assets (excluding cash held in operating accounts and time deposits) and liabilities measured at fair value on a recurring basis, as of the date indicated below, were presented on the Company’s Condensed Consolidated Balance Sheet as follows:

As of March 31, 2016 (In thousands)	Total	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)
Assets
Cash equivalents:
U.S. Treasury securities	$136,492	$136,492	$—
U.S. Government agency securities	27,297	—	27,297
Money market and other	367,659	367,659	—
Sovereign securities	15,000	—	15,000
Marketable securities:
U.S. Treasury securities	252,318	252,318	—
U.S. Government agency securities	373,424	373,424	—
Municipal securities	5,445	—	5,445
Corporate debt securities	648,699	—	648,699
Sovereign securities	28,195	6,419	21,776

Total cash equivalents and marketable securities(1)	1,854,529	1,136,312	718,217

Other current assets:
Derivative assets	2,305	—	2,305
Other non-current assets:
Executive Deferred Savings Plan	158,313	94,842	63,471

Total financial assets(1)	$2,015,147	$1,231,154	$783,993

Liabilities
Other current liabilities:
Derivative liabilities	$(5,812)	$—	$(5,812)

Total financial liabilities	$(5,812)	$—	$(5,812)

(1)	Excludes cash of $322.2 million held in operating accounts and time deposits of $64.6 million as of March 31, 2016.

Financial assets (excluding cash held in operating accounts and time deposits) and liabilities measured at fair value on a recurring basis, as of the date indicated below, were presented on the Company’s Condensed Consolidated Balance Sheet as follows:

As of June 30, 2015 (In thousands)	Total	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)
Assets
Cash equivalents:
U.S. Government agency securities	$7,500	$7,500	$—
Corporate debt securities	13,099	—	13,099
Money market and other	611,385	611,385	—
Marketable securities:
U.S. Treasury securities	275,555	275,555	—
U.S. Government agency securities	564,768	556,019	8,749
Municipal securities	31,816	—	31,816
Corporate debt securities	612,862	—	612,862
Sovereign securities	57,093	8,976	48,117

Total cash equivalents and marketable securities(1)	2,174,078	1,459,435	714,643

Other current assets:
Derivative assets	3,064	—	3,064
Other non-current assets:
Executive Deferred Savings Plan	165,655	91,203	74,452

Total financial assets(1)	$2,342,797	$1,550,638	$792,159

Liabilities
Other current liabilities:
Derivative liabilities	$(3,106)	$—	$(3,106)

Total financial liabilities	$(3,106)	$—	$(3,106)

(1)	Excludes cash of $183.1 million held in operating accounts and time deposits of $29.9 million as of June 30, 2015.

There were no transfers in and out of Level 1 and Level 2 fair value measurements during the three and nine months ended March 31, 2016. The Company did not have significant assets or liabilities measured at fair value on a recurring basis within Level 3 fair value measurements as of March 31, 2016 or June 30, 2015.

NOTE 3 – FINANCIAL STATEMENT COMPONENTS

Balance Sheet Components

(In thousands)	As of March 31, 2016	As of June 30, 2015
Accounts receivable, net:
Accounts receivable, gross	$646,498	$607,157
Allowance for doubtful accounts	(21,680)	(21,663)

	$624,818	$585,494

Inventories:
Customer service parts	$230,768	$209,726
Raw materials	209,281	194,218
Work-in-process	213,052	156,820
Finished goods	68,392	57,140

	$721,493	$617,904

Other current assets:
Prepaid expenses	$39,542	$37,006
Income tax related receivables	54,475	32,850
Other current assets	8,397	7,958

	$102,414	$77,814

Land, property and equipment, net:
Land	$40,767	$40,397
Buildings and leasehold improvements	319,398	316,566
Machinery and equipment	508,469	510,642
Office furniture and fixtures	21,811	21,411
Construction-in-process	4,057	3,152

	894,502	892,168
Less: accumulated depreciation and amortization	(606,628)	(577,577)

	$287,874	$314,591

Other non-current assets:
Executive Deferred Savings Plan(1)	$158,313	$165,655
Deferred tax assets – long-term	74,822	78,648
Other non-current assets	13,790	15,384

	$246,925	$259,687

Other current liabilities:
Warranty	$32,596	$36,413
Executive Deferred Savings Plan(1)	159,760	167,886
Compensation and benefits	180,274	196,682
Income taxes payable	19,915	15,582
Interest payable	46,209	19,395
Customer credits and advances	103,295	93,212
Other accrued expenses	84,282	132,244

	$626,331	$661,414

Other non-current liabilities:
Pension liabilities	$56,834	$55,696
Income taxes payable	61,504	69,018
Other non-current liabilities	41,129	57,516

	$159,467	$182,230

(1)	KLA-Tencor has a non-qualified deferred compensation plan (known as “Executive Deferred Savings Plan”) under which certain executives and non-employee directors may defer a portion of their compensation. Participants are credited with returns based on their allocation of their account balances among measurement funds. The Company controls the investment of these funds, and the participants remain general creditors of the Company. The Company invests these funds in certain mutual funds and such investments are classified as trading securities on the condensed consolidated balance sheets. Distributions from the Executive Deferred Savings Plan commence following a participant’s retirement or termination of employment or on a specified date allowed per the Executive Deferred Savings Plan provisions, except in cases where such distributions are required to be delayed in order to avoid a prohibited distribution under Internal Revenue Code Section 409A. Participants can generally elect the distributions to be paid in lump sum or quarterly cash payments over a scheduled period for up to 15 years and are allowed to make subsequent changes to their existing elections as permissible under the Executive Deferred Savings Plan provisions. Changes in the Executive Deferred Savings Plan liability is recorded in selling, general and administrative expense in the condensed consolidated statements of operations. The expense (benefit) associated with changes in the liability included in selling, general and administrative expense were $(1.3) million and $6.3 million for the three months ended March 31, 2016 and 2015, respectively. The expense (benefit) associated with changes in the liability included in selling, general and administrative expense were $(4.6) million and $10.5 million for the nine months ended March 31, 2016 and 2015, respectively. Changes in the Executive Deferred Savings Plan assets are recorded as gains (losses), net in selling, general and administrative expense in the condensed consolidated statements of operations. The amount of gains (losses), net included in selling, general and administrative expense were ($1.0) million and $6.4 million for the three months ended March 31, 2016 and 2015, respectively. The amount of gains (losses), net included in selling, general and administrative expense were $(4.1) million and $10.7 million for the nine months ended March 31, 2016 and 2015, respectively.

Accumulated Other Comprehensive Income (Loss)

The components of accumulated other comprehensive income (loss) (“OCI”) as of the dates indicated below were as follows:

(In thousands)	Currency Translation Adjustments	Unrealized Gains (Losses) on Available-for-Sale Securities	Unrealized Gains (Losses) on Cash Flow Hedges	Unrealized Gains (Losses) on Defined Benefit Plans	Total
Balance as of March 31, 2016	$(32,138)	$1,742	$2,579	$(15,206)	$(43,023)

Balance as of June 30, 2015	$(29,925)	$734	$4,553	$(15,935)	$(40,573)

The effects on net income of amounts reclassified from accumulated OCI to the Condensed Consolidated Statement of Operations for the indicated period were as follows (in thousands):

	Location in the Condensed Consolidated	Three months ended March 31,		Nine months ended March 31,
Accumulated OCI Components	Statements of Operations	2016	2015	2016	2015
Unrealized gains (losses) on cash flow hedges from foreign exchange and interest rate contracts	Revenues	$(930)	$4,306	$79	$6,508
	Costs of revenues	(366)	(575)	(1,516)	(1,091)
	Interest expense	189	189	567	315

	Net gains reclassified from accumulated OCI	$(1,107)	$3,920	$(870)	$5,732

Unrealized gains (losses) on available-for-sale securities	Other expense (income), net	$36	$60	$79	$1,976

The amounts reclassified out of accumulated OCI related to the Company’s defined benefit pension plans, which were recognized as a component of net periodic cost for the three and nine months ended March 31, 2016 were immaterial and $1.0 million, respectively. The amounts reclassified out of accumulated OCI related to the Company’s defined benefit pension plans, which were recognized as a component of net periodic cost for the three and nine months ended March 31, 2015 were $1.3 million and $2.8 million, respectively. For additional details, refer to Note 11, “Employee Benefit Plans” in the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2015.

NOTE 4 – MARKETABLE SECURITIES

The amortized cost and fair value of marketable securities as of the dates indicated below were as follows:

As of March 31, 2016 (In thousands)	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
U.S. Treasury securities	$388,085	$731	$(6)	$388,810
U.S. Government agency securities	400,255	509	(43)	400,721
Municipal securities	5,443	2	—	5,445
Corporate debt securities	647,655	1,430	(386)	648,699
Money market and other	367,659	—	—	367,659
Sovereign securities	43,200	4	(9)	43,195

Subtotal	1,852,297	2,676	(444)	1,854,529
Add: Time deposits(1)	64,605	—	—	64,605
Less: Cash equivalents	603,792	7	(1)	603,798

Marketable securities	$1,313,110	$2,669	$(443)	$1,315,336

As of June 30, 2015 (In thousands)	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
U.S. Treasury securities	$274,965	$605	$(15)	$275,555
U.S. Government agency securities	571,843	551	(126)	572,268
Municipal securities	31,819	7	(10)	31,816
Corporate debt securities	625,965	511	(515)	625,961
Money market and other	611,385	—	—	611,385
Sovereign securities	57,091	33	(31)	57,093

Subtotal	2,173,068	1,707	(697)	2,174,078
Add: Time deposits(1)	29,941	—	—	29,941
Less: Cash equivalents	654,933	—	—	654,933

Marketable securities	$1,548,076	$1,707	$(697)	$1,549,086

(1)	Time deposits excluded from fair value measurements.

KLA-Tencor’s investment portfolio consists of both corporate and government securities that have a maximum maturity of three years. The longer the duration of these securities, the more susceptible they are to changes in market interest rates and bond yields. As yields increase, those securities with a lower yield-at-cost show a mark-to-market unrealized loss. All unrealized losses are due to changes in market interest rates, bond yields and/or credit ratings. The Company believes that it has the ability to realize the full value of all of these investments upon maturity. The following table summarizes the fair value and gross unrealized losses of the Company’s investments that were in an unrealized loss position as of the date indicated below:

As of March 31, 2016 (In thousands)	Fair Value	Gross Unrealized Losses(1)
U.S. Treasury securities	$15,026	$(6)
U.S. Government agency securities	78,609	(42)
Corporate debt securities	195,167	(386)
Sovereign securities	20,176	(9)

Total	$308,978	$(443)

(1)	As of March 31, 2016, the amount of total gross unrealized losses related to investments that had been in a continuous loss position for 12 months or more was immaterial.

The contractual maturities of securities classified as available-for-sale, regardless of their classification on the Company’s Condensed Consolidated Balance Sheet, as of the date indicated below were as follows:

As of March 31, 2016 (In thousands)	Amortized Cost	Fair Value
Due within one year	$322,976	$323,090
Due after one year through three years	990,134	992,246

	$1,313,110	$1,315,336

Actual maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties. Realized gains on available-for-sale securities for the three months ended March 31, 2016 and 2015 were immaterial, respectively. Realized gains on available-for-sale securities for the nine months ended March 31, 2016 was immaterial and for the nine months ended March 31, 2015 was $2.3 million. Realized losses on available-for-sale securities for the three and nine months ended March 31, 2016 and 2015 were immaterial, respectively.

NOTE 5 – GOODWILL AND PURCHASED INTANGIBLE ASSETS

Goodwill

Goodwill represents the excess of the purchase price over the fair value of the net tangible and identifiable intangible assets acquired in prior business combinations.

The Company has made certain organizational changes and consolidated its product divisions effective in the first quarter of fiscal year 2016, in response to changing customer requirements in the industry. As required by the authoritative guidance, when an entity reorganizes its reporting structure in a manner that changes the composition of one or more of its reporting units, goodwill is reassigned to the affected reporting units using a relative fair value allocation approach. The fair value of each reporting unit is compared to the fair value of the business immediately prior to the reorganization. The fair value for the Company’s reporting units was determined using a weighted combination of market-based and income-based approach. The Company has four reporting units as of March 31, 2016: Wafer Inspection, Patterning, Global Service and Support, and Others. The goodwill balances by reporting units as of March 31, 2016 were as follows:

(In thousands)	Wafer Inspection		Patterning		Others		Total
Balance as of June 30, 2015	$332,783	(1)	$2,480	(2)	$—		$335,263
Goodwill allocation	(51,671	)(3)	50,775	(3)	896	(3)	—
Goodwill adjustment	(58)		—		—		(58)

Balance as of March 31, 2016	$281,054		$53,255		$896		$335,205

(1)	The balance as of June 30, 2015, reflects goodwill for the Defect Inspection reporting unit under the old reporting structure which was renamed as Wafer Inspection under the new reporting structure after certain components were allocated out.
(2)	The balance as of June 30, 2015, reflects goodwill for the Metrology reporting unit under the old reporting structure which was renamed as Patterning under the new reporting structure after certain components were allocated in.
(3)	The reorganization resulted in certain goodwill balances to be reallocated as noted above.

The changes in the gross goodwill balance during the nine months ended March 31, 2016 resulted from foreign currency translation adjustments.

The Company performed a qualitative assessment of the goodwill by reporting unit as of November 30, 2015 during the three months ended December 31, 2015 as part of its annual goodwill impairment assessment and concluded that it was more likely than not that the fair value of each of the reporting units exceeded its carrying amount. As of December 31, 2015, the Company’s assessment indicated that goodwill in the reporting units was not impaired. There have been no significant events or circumstances affecting the valuation of goodwill subsequent to the qualitative assessment performed in the second quarter of the fiscal year ending June 30, 2016. The next annual assessment of goodwill by reporting unit is scheduled to be performed in the second quarter of the fiscal year ending June 30, 2017.

Purchased Intangible Assets

The components of purchased intangible assets as of the dates indicated below were as follows:

(In thousands)		As of March 31, 2016			As of June 30, 2015
Category	Range of Useful Lives	Gross Carrying Amount	Accumulated Amortization and Impairment	Net Amount	Gross Carrying Amount	Accumulated Amortization and Impairment	Net Amount
Existing technology	4-7 years	$141,659	$137,660	$3,999	$141,659	$134,664	$6,995
Patents	6-13 years	57,648	57,648	—	57,648	56,998	650
Trade name/Trademark	4-10 years	19,893	19,585	308	19,893	18,899	994
Customer relationships	6-7 years	54,980	53,662	1,318	54,980	51,724	3,256

Total		$274,180	$268,555	$5,625	$274,180	$262,285	$11,895

Intangible assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset or asset group may not be recoverable.

For the three months ended March 31, 2016 and 2015, amortization expense for intangible assets was $1.3 million and $4.0 million, respectively. For the nine months ended March 31, 2016 and 2015, amortization expense for intangible assets was $6.3 million and $12.1 million, respectively. Based on the intangible assets recorded as of March 31, 2016, and assuming no subsequent additions to, or impairment of, the underlying assets, the remaining estimated amortization expense is expected to be as follows:

Fiscal year ending June 30:	Amortization (In thousands)
2016 (remaining 3 months)	$1,294
2017	2,806
2018	1,525

Total	$5,625

NOTE 6 – DEBT

The following table summarizes the debt of the Company as of March 31, 2016 and June 30, 2015:

	As of March 31, 2016		As of June 30, 2015
	Amount (In thousands)	Effective Interest Rate	Amount (In thousands)	Effective Interest Rate
Fixed-rate 2.375% Senior notes due on November 1, 2017	$250,000	2.396%	$250,000	2.396%
Fixed-rate 3.375% Senior notes due on November 1, 2019	250,000	3.377%	250,000	3.377%
Fixed-rate 4.125% Senior notes due on November 1, 2021	500,000	4.128%	500,000	4.128%
Fixed-rate 4.650% Senior notes due on November 1, 2024(1)	1,250,000	4.682%	1,250,000	4.682%
Fixed-rate 5.650% Senior notes due on November 1, 2034	250,000	5.670%	250,000	5.670%
Term loans	616,250		711,250

Total debt	3,116,250		3,211,250
Unamortized discount	(3,415)		(3,723)
Unamortized debt issuance costs	(15,529)		(17,111)

Total debt	$3,097,306		$3,190,416

Reported as:
Current portion of long-term debt	$—		$16,981
Long-term debt	3,097,306		3,173,435

Total debt	$3,097,306		$3,190,416

(1)	The effective interest rate disclosed above for this series of Senior Notes excludes the impact of the treasury rate lock hedge discussed below. The effective interest rate including the impact of the treasury rate lock hedge was 4.626%.

As of March 31, 2016, future principal payments for the long-term debt are summarized as follows. For fiscal years ending 2016 and 2017, there are no scheduled payments since the Company made $86.9 million of principal prepayments on the term loans as of March 31, 2016.

Fiscal year ending June 30:	Amount (In thousands)
2016 (remaining 3 months)	$—
2017	—
2018	285,000
2019	75,000
2020	756,250
Thereafter	2,000,000

Total payments	$3,116,250

Senior Notes:

In November 2014, the Company issued $2.50 billion aggregate principal amount of senior, unsecured long-term notes (collectively referred to as “Senior Notes”). The Company issued the Senior Notes as part of the leveraged recapitalization plan under which the proceeds from the Senior Notes in conjunction with the proceeds from the term loans (described below) and cash on hand were used (x) to fund a special cash dividend of $16.50 per share, aggregating to approximately $2.76 billion, (y) to redeem $750 million of 2018 Senior Notes, including associated redemption premiums, accrued interest and other fees and expenses and (z) for other general corporate purposes, including repurchases of shares pursuant to the Company’s stock repurchase program. The interest rate specified for each series of the Senior Notes will be subject to adjustments from time to time if Moody’s Investor Service, Inc. (“Moody’s”) or Standard & Poor’s Ratings Services (“S&P”) or, under certain circumstances, a substitute rating agency selected by us as a replacement for Moody’s or S&P, as the case may be (a “Substitute Rating Agency”), downgrades (or subsequently upgrades) its rating assigned to the respective series of Senior Notes such that the adjusted rating is below investment grade. If the adjusted rating of any series of Senior Notes from Moody’s (or, if applicable, any Substitute Rating Agency) is decreased to Ba1, Ba2, Ba3 or B1 or below, the stated interest rate on such series of Senior Notes as noted above will increase by 25 bps, 50 bps, 75 bps or 100 bps, respectively (“bps” refers to Basis Points and 1% is equal to 100 bps). If the rating of any series of Senior Notes from S&P (or, if applicable, any Substitute Rating Agency) with respect to such series of Senior Notes is decreased to BB+, BB, BB- or B+ or below, the stated interest rate on such series of Senior Notes as noted above will increase by 25 bps, 50 bps, 75 bps or 100 bps, respectively. The interest rates on any series of Senior Notes will permanently cease to be subject to any adjustment (notwithstanding any subsequent decrease in the ratings by any of Moody’s, S&P and, if applicable, any Substitute Rating Agency) if such series of Senior Notes becomes rated “Baa1” (or its equivalent) or higher by Moody’s (or, if applicable, any Substitute Rating Agency) and “BBB+” (or its equivalent) or higher by S&P (or, if applicable, any Substitute Rating Agency), or one of those ratings if rated by only one of Moody’s, S&P and, if applicable, any Substitute Rating Agency, in each case with a stable or positive outlook. In October 2014, the Company entered into a series of forward contracts to lock the 10-year treasury rate (“benchmark rate”) on a portion of the Senior Notes with a notional amount of $1.00 billion in aggregate. For additional details, refer to Note 14, “Derivative Instruments and Hedging Activities.”

The original discount on the Senior Notes amounted to $4.0 million and is being amortized over the life of the debt. Interest is payable semi-annually on May 1 and November 1 of each year. The debt indenture (the “Indenture”) includes covenants that limit the Company’s ability to grant liens on its facilities and enter into sale and leaseback transactions, subject to certain allowances under which certain sale and leaseback transactions are not restricted. As of March 31, 2016, the Company was in compliance with all of its covenants under the Indenture associated with the Senior Notes.

In certain circumstances involving a change of control followed by a downgrade of the rating of a series of Senior Notes by at least two of Moody’s, S&P and Fitch Inc., unless the Company has exercised its right to redeem the Senior Notes of such series, the Company will be required to make an offer to repurchase all or, at the holder’s option, any part, of each holder’s Senior Notes of that series pursuant to the offer described below (the “Change of Control Offer”). In the Change of Control Offer, the Company will be required to offer payment in cash equal to 101% of the aggregate principal amount of Senior Notes repurchased plus accrued and unpaid interest, if any, on the Senior Notes repurchased, up to, but not including, the date of repurchase.

Based on the trading prices of the Senior Notes on the applicable dates, the fair value of the Senior Notes as of March 31, 2016 and June 30, 2015 was approximately $2.56 billion and $2.52 billion, respectively. While the Senior Notes are recorded at cost, the fair value of the long-term debt was determined based on quoted prices in markets that are not active; accordingly, the long-term debt is categorized as Level 2 for purposes of the fair value measurement hierarchy.

Credit Facility (Term Loans and Unfunded Revolving Credit Facility):

In November 2014, the Company entered into $750 million of five-year senior unsecured prepayable term loans and a $500 million unfunded revolving credit facility (collectively, the “Credit Facility”) under the Credit Agreement (the “Credit Agreement”). The interest under the Credit Facility will be payable on the borrowed amounts at the London Interbank Offered Rate (“LIBOR”) plus a spread, which is currently 125 bps, and this spread is subject to adjustment in conjunction with the Company’s credit rating downgrades or upgrades. The spread ranges from 100 bps to 175 bps based on the then effective credit rating. The Company is also obligated to pay an annual commitment fee of 15 bps on the daily undrawn balance of the revolving credit facility, which is also subject to an adjustment in conjunction with the Company’s credit rating downgrades or upgrades by Moody’s and S&P. The annual commitment fee ranges from 10 bps to 25 bps on the daily undrawn balance of the revolving credit facility, depending upon the then effective credit rating. Principal payments with respect to the term loans will be made on the last day of each calendar quarter, and any unpaid principal balance of the term loans, including accrued interest, shall be payable on November 14, 2019 (the “Maturity Date”). The Company may prepay the term loans and unfunded revolving credit facility at any time without a prepayment penalty. During the third quarter of the fiscal year ending June 30, 2016, the Company prepaid additional principal of $35.0 million for the term loans.

Future principal payments for the Company’s term loans (without giving effect to $86.9 million of principal prepayments as of March 31, 2016 that shall be applied to the future scheduled quarterly payments) as of March 31, 2016, are as follows:

Fiscal Quarters Ending	Quarterly Payment (In thousands)
June 30, 2016 through December 31, 2016	$9,375
March 31, 2017 through December 31, 2017	$14,063
March 31, 2018 through September 30, 2019	$18,750
December 31, 2019	$487,500

The Credit Facility requires the Company to maintain an interest expense coverage ratio as described in the Credit Agreement, on a quarterly basis, covering the trailing four consecutive fiscal quarters of no less than 3.50 to 1.00. In addition, the Company is required to maintain the maximum leverage ratio as described in the Credit Agreement, on a quarterly basis, covering the trailing four consecutive fiscal quarters for the fiscal quarters as described below.

Fiscal Quarters Ending	Maximum Leverage Ratio
March 31, 2016 through September 30, 2016	3.75:1.00
December 31, 2016 and March 31, 2017	3.50:1.00
Thereafter	3.00:1.00

The Company was in compliance with the financial covenants under the Credit Agreement as of March 31, 2016 and had no outstanding borrowings under the unfunded revolving credit facility.

Debt Redemption:

In December 2014, the Company redeemed the $750 million aggregate principal amount of the 2018 Senior Notes. The redemption resulted in a pre-tax net loss on extinguishment of debt of $131.7 million for the three months ended December 31, 2014 after an offset of a $1.2 million gain upon the termination of the non-designated forward contract entered by the Company in November 2014. The objective of entering into the non-designated forward contract was to lock the treasury rate used to determine the redemption amount of the 2018 Senior Notes. The notional amount of the non-designated forward contract was $750 million. Refer to Note 14, “Derivative Instruments and Hedging Activities.”

NOTE 7 – EQUITY AND LONG-TERM INCENTIVE COMPENSATION PLANS

Equity Incentive Program

As of March 31, 2016, the Company had two plans under which the Company was able to issue equity incentive awards, such as restricted stock units and stock options, to its employees, consultants and members of its Board of Directors: the 2004 Equity Incentive Plan (the “2004 Plan”) and the 1998 Director Plan (the “Outside Director Plan”).

2004 Plan:

The 2004 Plan provides for the grant of options to purchase shares of the Company’s common stock, stock appreciation rights, restricted stock units, performance shares, performance units and deferred stock units to the Company’s employees, consultants and members of its Board of Directors. As of March 31, 2016, 5.0 million shares were available for issuance under the 2004 Plan.

Any 2004 Plan awards of restricted stock units, performance shares, performance units or deferred stock units with a per share or unit purchase price lower than 100% of fair market value on the grant date are counted against the total number of shares issuable under the 2004 Plan as follows, based on the grant date of the applicable award: (a) for any such awards granted before November 6, 2013, the awards counted against the 2004 Plan share reserve as 1.8 shares for every one share subject thereto; and (b) for any such awards granted on or after November 6, 2013, the awards count against the 2004 Plan share reserve as 2.0 shares for every one share subject thereto.

In addition, in November 2013, the Company’s stockholders also approved amendments to the 2004 Plan that included, among other things, giving the plan administrator the ability to grant “dividend equivalent” rights in connection with awards of restricted stock units, performance shares, performance units and deferred stock units before they are fully vested. It allows the plan administrator, at its discretion, to grant a right to receive dividends on the aforementioned awards which may be settled in cash or Company stock at the discretion of the plan administrator subject to meeting the vesting requirement of the underlying awards.

Outside Director Plan

The Outside Director Plan only permits the issuance of stock options to the non-employee members of the Board of Directors. As of March 31, 2016, 1.7 million shares were available for grant under the Outside Director Plan.

Equity Incentive Plans—General Information

The following table summarizes the combined activity under the Company’s equity incentive plans for the indicated periods:

(In thousands)	Available For Grant
Balance as of June 30, 2015(1)(2)	7,810
Restricted stock units granted(2)(3)	(1,541)
Restricted stock units canceled(2)	440

Balance as of March 31, 2016(1)(2)	6,709

(1)	The Company has granted only restricted stock units under its equity incentive program since October 2007, except during the three months ended December 31, 2014, the Company adjusted the number of shares subject to outstanding options under the 2004 Plan by an aggregate of 4,245 shares pursuant to a proportionate and equitable adjustment for the effect of the special cash dividend, as required by the 2004 Plan. The total number of outstanding options under the 2004 Plan, as well as the associated exercise prices were adjusted to ensure the aggregate intrinsic value remained the same after considering the effect of the special cash dividend. As the adjustment was required by the 2004 Plan, under the authoritative guidance, the adjustment to the outstanding awards did not result in any incremental compensation expense. Additionally, the adjustment did not have an impact on the shares available for future issuance under the 2004 Plan.
(2)	The number of restricted stock units provided in this row reflects the application of the award multiplier as described above (1.8x or 2.0x depending on the grant date of the applicable award).
(3)	Includes restricted stock units granted to senior management during the nine months ended March 31, 2016 with performance-based vesting criteria (in addition to service-based vesting criteria for any of such restricted stock units that are deemed to have been earned). As of March 31, 2016, it had not yet been determined the extent to which (if at all) the performance-based vesting criteria of such restricted stock units had been satisfied. Therefore, this line item includes all such performance-based restricted stock units granted during the nine months ended March 31, 2016, reported at the maximum possible number of shares that may ultimately be issuable under such restricted stock units if all applicable performance-based criteria are achieved at their maximum levels and all applicable service-based criteria are fully satisfied.

The fair value of stock-based awards is measured at the grant date and is recognized as an expense over the employee’s requisite service period. For restricted stock units granted without “dividend equivalent” rights, fair value is calculated using the closing price of the Company’s common stock on the grant date, adjusted to exclude the present value of dividends which are not accrued on those restricted stock units. In November 2013, the Company’s stockholders approved amendments to the 2004 Plan that included, among other things, giving the plan administrator the ability to grant “dividend equivalent” rights in connection with awards of restricted stock units, performance shares, performance units and deferred stock units before they are fully vested as discussed above. The fair value for restricted stock units granted with “dividend equivalent” rights is determined using the closing price of the Company’s common stock on the grant date. As of March 31, 2016, the Company accrued $18.8 million of dividends payable, substantially all of which is related to the special cash dividend for the unvested restricted stock units outstanding as of the dividend record date as well as restricted stock units granted with dividend equivalent rights during the nine months ended March 31, 2016, which entitle the holders of such equity awards to the same dividend value per share as holders of common stock subject to meeting the vesting requirements of the underlying equity awards. The fair value for purchase rights under the Company’s Employee Stock Purchase Plan is determined using a Black-Scholes valuation model.

The following table shows pre-tax stock-based compensation expense for the indicated periods:

	Three months ended March 31,		Nine months ended March 31,
(In thousands)	2016	2015	2016	2015
Stock-based compensation expense by:
Costs of revenues	$864	$1,642	$3,594	$5,842
Engineering, research and development	1,930	2,941	6,691	10,016
Selling, general and administrative	6,391	8,184	22,473	27,240

Total stock-based compensation expense	$9,185	$12,767	$32,758	$43,098

The following table shows stock-based compensation capitalized as inventory as of the dates indicated below:

(In thousands)	As of March 31, 2016	As of June 30, 2015
Inventory	$2,764	$3,242

Stock Options

The Company has not issued any stock options since October 2007. However, during the three months ended December 31, 2014, the Company adjusted the number of shares subject to outstanding options under the 2004 Plan by an aggregate of 4,245 shares pursuant to a proportionate and equitable adjustment for the effect of the special cash dividend, as required by the 2004 Plan. The total number of outstanding options under the 2004 Plan as well as the associated exercise prices were adjusted to ensure the aggregate intrinsic value remained the same after considering the effect of the special cash dividend. As the adjustment was required by the 2004 Plan, the adjustment to the outstanding awards did not result in any incremental compensation expense due to modification of such awards, under the authoritative guidance. Additionally, the adjustment did not have an impact on the shares available for future issuance under the 2004 Plan. As of March 31, 2016, the outstanding stock options are immaterial (all vested and exercisable).

The following table shows the total intrinsic value of options exercised, total cash received from employees and non-employee Board members as a result of stock option exercises and tax benefits realized by the Company in connection with these stock option exercises for the indicated periods:

	Three months ended March 31,		Nine months ended March 31,
(In thousands)	2016	2015	2016	2015
Total intrinsic value of options exercised	$2	$171	$3	$4,090
Total cash received from employees and non-employee Board members as a result of stock option exercises	$2	$175	$3	$5,392
Tax benefits realized by the Company in connection with these exercises	$1	$59	$1	$1,828

The Company generally settles employee stock option exercises with newly issued common shares, except in certain tax jurisdictions where settling such exercises with treasury shares provides the Company or one of its subsidiaries with a tax benefit.

Restricted Stock Units

The following table shows the applicable number of restricted stock units and weighted-average grant date fair value for restricted stock units granted, vested and released, withheld for taxes, and forfeited during the nine months ended March 31, 2016 and restricted stock units outstanding as of March 31, 2016 and June 30, 2015:

Restricted Stock Units	Shares(1) (In thousands)	Weighted-Average Grant Date Fair Value
Outstanding restricted stock units as of June 30, 2015	2,674	$49.36
Granted(2)	770	$51.12
Vested and released	(849)	$39.21
Withheld for taxes	(466)	$39.21
Forfeited	(235)	$55.40

Outstanding restricted stock units as of March 31, 2016	1,894	$56.38

(1)	Share numbers reflect actual shares subject to awarded restricted stock units. As described above, under the terms of the 2004 Plan, the number of shares subject to each award reflected in this number is multiplied by either 1.8x or 2.0x (depending on the grant date of the award) to calculate the impact of the award on the share reserve under the 2004 Plan.
(2)	Includes restricted stock units granted to senior management during the nine months ended March 31, 2016 with performance-based vesting criteria (in addition to service-based vesting criteria for any of such restricted stock units that are deemed to have been earned). As of March 31, 2016, it had not yet been determined the extent to which (if at all) the performance-based vesting criteria of such restricted stock units had been satisfied. Therefore, this line item includes all such performance-based restricted stock units, reported at the maximum possible number of shares (i.e., 0.3 million shares during the nine months ended March 31, 2016) that may ultimately be issuable under such restricted stock units if all applicable performance-based criteria are achieved at their maximum and all applicable service-based criteria are fully satisfied.

The restricted stock units granted by the Company since the beginning of the fiscal year ended June 30, 2013 generally vest (a) with respect to awards with only service-based vesting criteria, in four equal installments on the first, second, third and fourth anniversaries of the grant date and (b) with respect to awards with both performance-based and service-based vesting criteria, in two equal installments on the third and fourth anniversaries of the grant date, in each case subject to the recipient remaining employed by the Company as of the applicable vesting date. The restricted stock units granted by the Company from the beginning of the fiscal year ended June 30, 2007 through the fiscal year ended June 30, 2012 generally vest in two equal installments on the second and fourth anniversaries of the grant date, subject to the recipient remaining employed by the Company as of the applicable vesting date. The restricted stock units granted to the independent members of the board of directors vest on the first anniversary of the date of grant. However, in connection with the closing of the proposed merger with Lam Research, vesting of the restricted stock units held by the independent members of the board of directors who will not be serving as members of the Lam Research board of directors, will accelerate in whole or in part in accordance with the Company’s accelerated vesting policy approved by the Company’s stockholders at the February 2016 special meeting of stockholders.

The following table shows the weighted-average grant date fair value per unit for the restricted stock units granted and tax benefits realized by the Company in connection with vested and released restricted stock units for the indicated periods:

	Three months ended March 31,		Nine months ended March 31,
(In thousands, except for weighted-average grant date fair value)	2016	2015	2016	2015
Weighted-average grant date fair value per unit	$—	$63.16	$51.12	$74.48
Tax benefits realized by the Company in connection with vested and released restricted stock units	$1,450	$1,511	$27,132	$25,830

As of March 31, 2016, the unrecognized stock-based compensation expense balance related to restricted stock units was $63.0 million, excluding the impact of estimated forfeitures, and will be recognized over a weighted-average remaining contractual term and an estimated weighted-average amortization period of 1.5 years. The intrinsic value of outstanding restricted stock units as of March 31, 2016 was $137.9 million.

Cash-Based Long-Term Incentive Compensation

Starting in the fiscal year ended June 30, 2013, the Company adopted a cash-based long-term incentive (“Cash LTI”) program for many of its employees as part of the Company’s employee compensation program. During the nine months ended March 31, 2016 and 2015, the Company approved Cash LTI awards of $47.8 million and $66.7 million, respectively under the Company’s Cash Long-Term Incentive Plan (“Cash LTI Plan”). Cash LTI awards issued to employees under the Cash LTI Plan will vest in four equal installments, with 25% of the aggregate amount of the Cash LTI award vesting on each anniversary of the grant date over a four-year period. In order to receive payments under a Cash LTI award, participants must remain employed by the Company as of the applicable award vesting date. Executives and non-employee Board members are not participating in this program. During the three months ended March 31, 2016 and 2015, the Company recognized $11.6 million and $10.5 million, respectively, in compensation expense under the Cash LTI Plan. During the nine months ended March 31, 2016 and 2015, the Company recognized $33.0 million and $29.0 million, respectively, in compensation expense under the Cash LTI Plan. As of March 31, 2016, the unrecognized compensation balance (excluding the impact of estimated forfeitures) related to the Cash LTI Plan was $100.5 million.

Employee Stock Purchase Plan

KLA-Tencor’s Employee Stock Purchase Plan (“ESPP”) provides that eligible employees may contribute up to 10% of their eligible earnings toward the semi-annual purchase of KLA-Tencor’s common stock. The ESPP is qualified under Section 423 of the Internal Revenue Code. The employee’s purchase price is derived from a formula based on the closing price of the common stock on the first day of the offering period versus the closing price on the date of purchase (or, if not a trading day, on the immediately preceding trading day).

The offering period (or length of the look-back period) under the ESPP has a duration of six months, and the purchase price with respect to each offering period beginning on or after such date is, until otherwise amended, equal to 85% of the lesser of (i) the fair market value of the Company’s common stock at the commencement of the applicable six-month offering period or (ii) the fair market value of the Company’s common stock on the purchase date. The Company estimates the fair value of purchase rights under the ESPP using a Black-Scholes valuation model. The proposed merger of KLA-Tencor and Lam Research could shorten the offering period at the time of the close of the merger. Refer to Note 1, “Description of Business and Basis of Presentation” for additional details regarding the merger.

The fair value of each purchase right under the ESPP was estimated on the date of grant using the Black-Scholes option valuation model and the straight-line attribution approach with the following weighted-average assumptions:

	Three months ended March 31,		Nine months ended March 31,
	2016	2015	2016	2015
Stock purchase plan:
Expected stock price volatility	26.8%	25.5%	25.4%	24.5%
Risk-free interest rate	0.2%	0.1%	0.2%	0.1%
Dividend yield	3.0%	2.9%	3.3%	2.8%
Expected life (in years)	0.5	0.5	0.5	0.5

The following table shows total cash received from employees for the issuance of shares under the ESPP, the number of shares purchased by employees through the ESPP, the tax benefits realized by the Company in connection with the disqualifying dispositions of shares purchased under the ESPP and the weighted-average fair value per share for the indicated periods:

(In thousands, except for weighted-average fair value per share)	Three months ended March 31,		Nine months ended March 31,
	2016	2015	2016	2015
Total cash received from employees for the issuance of shares under the ESPP	$—	$—	$21,908	$24,186
Number of shares purchased by employees through the ESPP	—	—	454	405
Tax benefits realized by the Company in connection with the disqualifying dispositions of shares purchased under the ESPP	$1,203	$411	$1,922	$1,600
Weighted-average fair value per share based on Black-Scholes model	$14.29	$14.40	$12.44	$14.55

The ESPP shares are replenished annually on the first day of each fiscal year by virtue of an evergreen provision. The provision allows for share replenishment equal to the lesser of 2.0 million shares or the number of shares which KLA-Tencor estimates will be required to be issued under the ESPP during the forthcoming fiscal year. As of March 31, 2016, a total of 1.7 million shares were reserved and available for issuance under the ESPP.

Quarterly cash dividends

On February 4, 2016, the Company’s Board of Directors declared a regular quarterly cash dividend of $0.52 per share on the outstanding shares of the Company’s common stock, which was paid on March 1, 2016 to the stockholders of record as of the close of business on February 16, 2016. Under the authoritative guidance, the dividend when declared is recognized as a reduction of retained earnings, to the extent available, with any shortfall recognized as a reduction of additional paid-in-capital. As of the declaration date during the three months ended March 31, 2016, the Company recorded the quarterly cash dividends as a reduction of retained earnings. The total amount of regular quarterly cash dividends paid by the Company during the three months ended March 31, 2016 and 2015 was $81.0 million and $80.8 million, respectively. The total amount of regular quarterly cash dividends paid by the Company during the nine months ended March 31, 2016 and 2015 was $243.5 million and $245.5 million, respectively. The amount of accrued dividends for quarterly cash dividends for unvested restricted stock units with dividend equivalent rights as of March 31, 2016 and 2015 was $1.9 million and $0.6 million, respectively.

Special cash dividend

On November 19, 2014, the Company’s Board of Directors declared a special cash dividend of $16.50 per share, which was paid on December 9, 2014 to the stockholders of record as of the close of business on December 1, 2014. Additionally, in connection with the special cash dividend, the Company’s Board of Directors and the Compensation Committee of the Board of Directors approved a proportionate and equitable adjustment to outstanding equity awards (restricted stock units and stock options), as required under the 2004 Plan, subject to the vesting requirements of the underlying awards. As the adjustment was required by the 2004 Plan, the adjustment to the outstanding awards did not result in any incremental compensation expense due to modification of such awards, under the authoritative guidance. Under the authoritative guidance, the dividend when declared is recognized as a reduction of retained earnings, to the extent available, with any shortfall recognized as a reduction of additional paid-in-capital. The special cash dividend reduced the retained earnings by $2.11 billion as of the special cash dividend declaration date, reducing the retained earnings amount to zero and the excess amount of the special cash dividend of $646.5 million was charged against additional paid-in capital. The declaration and payment of the special cash dividend are part of the Company’s leveraged recapitalization transaction under which the special cash dividend was financed through a combination of existing cash and proceeds from the debt financing disclosed in Note 6, “Debt” that was completed during the three months ended December 31, 2014. As of March 31, 2016, the Company accrued a total of $16.9 million of dividends payable for the special cash dividend with respect to outstanding unvested restricted stock units, which will be paid when such underlying unvested restricted stock units vest. During the three and nine months ended March 31, 2016, the total special cash dividends paid with respect to fully vested restricted stock units with dividend equivalent rights was $1.2 million and $21.7 million, respectively. The total amount of the special cash dividend accrued by the Company during the three months ended December 31, 2014 was approximately $2.76 billion, substantially all of which was paid out during the three months ended December 31, 2014, except for the aggregate special cash dividend of $43.0 million that was accrued for the unvested restricted stock units. Other than the special cash dividend declared during the three months ended December 31, 2014, the Company historically has not declared any special cash dividends. For additional details on accrued dividends, refer to Management’s Discussion and Analysis of Financial Condition and Results of Operations, “Liquidity and Capital Resources,” in Part I, Item 2.

NOTE 8 – STOCK REPURCHASE PROGRAM

The Company’s Board of Directors has authorized a program for the Company to repurchase shares of the Company’s common stock. The intent of this program is to offset the dilution from KLA-Tencor’s equity incentive plans and employee stock purchase plan, as well as to return excess cash to the Company’s stockholders. Subject to market conditions, applicable legal requirements and other factors, the repurchases were made in the open market in compliance with applicable securities laws, including the Securities Exchange Act of 1934 and the rules promulgated thereunder, such as Rule 10b-18. As of March 31, 2016, an aggregate of approximately 5.9 million shares were available for repurchase under the Company’s repurchase program. In connection with entering into the Merger Agreement with Lam Research, the Company suspended further repurchases under its repurchase program effective October 21, 2015.

Share repurchases for the indicated periods (based on the trade date of the applicable repurchase) were as follows:

	Three months ended March 31,		Nine months ended March 31,
(In thousands)	2016	2015	2016	2015
Number of shares of common stock repurchased	—	2,644	3,445	6,506
Total cost of repurchases	$—	$168,943	$175,743	$447,892

As of March 31, 2015, the Company had repurchased 218,600 shares for $12.9 million, which repurchases had not settled prior to March 31, 2015. The amount was recorded as a component of other current liabilities for the period presented.

NOTE 9 – NET INCOME PER SHARE

Basic net income per share is calculated by dividing net income available to common stockholders by the weighted-average number of common shares outstanding during the period. Diluted net income per share is calculated by using the weighted-average number of common shares outstanding during the period, increased to include the number of additional shares of common stock that would have been outstanding if the shares of common stock underlying the Company’s outstanding dilutive restricted stock units and stock options had been issued. The dilutive effect of outstanding restricted stock units and options is reflected in diluted net income per share by application of the treasury stock method. Under the treasury stock method, the amount the employee must pay for exercising stock options, the amount of compensation cost for future service that the Company has not yet recognized, and the amount of tax benefits that is to be recorded in additional paid-in capital when the award becomes deductible are assumed to be used to repurchase shares.

The following table sets forth the computation of basic and diluted net income per share:

(In thousands, except per share amounts)	Three months ended March 31,		Nine months ended March 31,
	2016	2015	2016	2015
Numerator:
Net income	$175,777	$131,638	$432,881	$224,139

Denominator:
Weighted-average shares-basic, excluding unvested restricted stock units	155,690	161,559	155,921	163,494
Effect of dilutive options and restricted stock units	739	1,235	876	1,436

Weighted-average shares-diluted	156,429	162,794	156,797	164,930

Basic net income per share	$1.13	$0.81	$2.78	$1.37
Diluted net income per share	$1.12	$0.81	$2.76	$1.36
Anti-dilutive securities excluded from the computation of diluted net income per share	—	245	137	32

NOTE 10 – INCOME TAXES

The following table provides details of income taxes:

	Three months ended March 31,		Nine months ended March 31,
(Dollar amounts in thousands)	2016	2015	2016	2015
Income before income taxes	$209,931	$166,454	$529,705	$259,193
Provision for income taxes	$34,154	$34,816	$96,824	$35,054
Effective tax rate	16.3%	20.9%	18.3%	13.5%

Tax expense was lower as a percentage of income before taxes during the three months ended March 31, 2016 compared to the three months ended March 31, 2015 primarily due to the impact of the following items:

•	Tax expense was decreased by $8.6 million during the three months ended March 31, 2016 related to a decrease in the Company’s unrecognized tax benefits from the expiration of the statute of limitations;

•	Tax expense was decreased by $3.6 million during the three months ended March 31, 2016 related to an increase in the proportion of the Company’s earnings generated in jurisdictions with tax rates lower than the U.S. statutory rate; partially offset by

•	Tax expense was decreased by $2.1 million during the three months ended March 31, 2015 related to a non-taxable increase in the value of the assets held within the Company’s Executive Deferred Savings Plan.

Tax expense was higher as a percentage of income before taxes during the nine months ended March 31, 2016 compared to the nine months ended March 31, 2015 primarily due to the impact of the following items:

•	Tax expense was decreased by $45.2 million during the nine months ended March 31, 2015 related to a pre-tax net loss of $131.7 million due to the redemption of the 2018 Senior Notes;

•	Tax expense was decreased by $4.8 million during the nine months ended March 31, 2015 related to a non-taxable increase in the value of the assets held within the Company’s Executive Deferred Savings Plan; partially offset by

•	Tax expense was decreased by $16.8 million during the nine months ended March 31, 2016 related to a decrease in the Company’s unrecognized tax benefits from the expiration of the statute of limitations; and

•	Tax expense was decreased by $9.1 million during the nine months ended March 31, 2016 related to an increase in the proportion of the Company’s earnings generated in jurisdictions with tax rates lower than the U.S. statutory rate.

In the normal course of business, the Company is subject to examination by tax authorities throughout the world. The Company is subject to United States federal income tax examination for all years beginning from the fiscal year ended June 30, 2013 and is under United States federal income tax examination for the fiscal year ended June 30, 2013. The Company is subject to state income tax examinations for all years beginning from the fiscal year ended June 30, 2011. The Company is also subject to examinations in other major foreign jurisdictions, including Singapore, for all years beginning from the fiscal year ended June 30, 2011. It is possible that certain examinations may be concluded in the next twelve months. The Company believes that it may recognize up to $16.1 million of its existing unrecognized tax benefits within the next twelve months as a result of the lapse of statutes of limitations and the resolution of examinations with various tax authorities.

NOTE 11 – LITIGATION AND OTHER LEGAL MATTERS

Litigation Related to Proposed Merger with Lam Research.

The California Class Actions. In connection with the October 21, 2015 announcement of the merger transaction, four purported KLA-Tencor stockholders filed putative class actions on behalf of all KLA-Tencor stockholders. Three actions were filed in the California Superior Court for Santa Clara County and are captioned, Hedgecock v. KLA-Tencor Corp., et al., Case No. 115CV287329, Karr v. KLA-Tencor Corporation, et al., Case No. 115CV287331, (both filed on October 28, 2015) and Spoleto Corp. v. Wallace, et al., Case No. 115CV289552 (filed on December 29, 2015) (collectively, the “California Class Actions”). Plaintiffs in the Hedgecock and Karr actions filed amended complaints on December 21, 2015. The California Class Actions all name KLA-Tencor, the members of the KLA-Tencor Board, Lam Research, Merger Sub 1, and Merger Sub 2 (together with Merger Sub 1 and Lam Research, the “Lam Group”) as defendants. The California Class Actions allege that the members of the KLA-Tencor Board breached their fiduciary duties by, among other things, causing KLA-Tencor to agree to a merger transaction with the Lam Group at an unfair price and pursuant to an unfair process, and by making disclosures concerning the transaction that are materially misleading. Plaintiffs allege that the Lam Group aided and abetted such breaches. Plaintiffs seek to enjoin or rescind KLA-Tencor’s transaction with the Lam Group, as applicable, as well as an award of damages and attorneys’ fees, in addition to other relief.

The Delaware Chancery Court Class Action. One putative class action was filed on November 10, 2015, in the Court of Chancery in the State of Delaware and is captioned, Rooney v. Wallace, et al., Case No. 11700. On December 23, 2015, plaintiff Rooney filed an amended complaint. The Rooney action was filed against the members of the KLA-Tencor Board and similar to the California Class Actions alleges that the members of the KLA-Tencor Board breached their fiduciary duties by, among other things, causing KLA-Tencor to agree to a merger transaction with Lam Research at an unfair price and pursuant to an unfair process, and by making disclosures concerning the transaction that are materially misleading. Plaintiff Rooney seeks to enjoin or rescind KLA-Tencor’s transaction with Lam Research, as applicable, as well as an award of attorneys’ fees, in addition to other relief. KLA-Tencor has made an accrual with respect to the Hedgecock, Spoleto and Rooney actions.

Agreement in Principle to Resolve Merger-Related Litigation. On or about December 29, 2015, plaintiffs in all four actions agreed to coordinate and proceed in the California Superior Court. On February 5, 2016, an agreement in principle was reached with the plaintiffs in the Rooney Action, Hedgecock Action, and Spoleto Action to settle those actions. Pursuant to the agreement in principle, as set forth in a signed memorandum of understanding, the parties agreed to resolve disputed legal claims and KLA-Tencor and Lam agreed to make certain supplemental disclosures regarding the proposed merger, as set forth in the Form 8-K filed by KLA-Tencor on February 5, 2016. None of the defendants in these actions has admitted wrongdoing of any kind, including that there were any inadequacies in any disclosure, any breach of any fiduciary duty, or aiding or abetting any of the foregoing. On February 17, 2016, the California Superior Court dismissed the Karr action pursuant to a stipulation by the parties.

The agreement in principle is expected to be further memorialized in a stipulation of settlement, which will be subject to customary terms and conditions, including court approval, and will include an agreement by the plaintiffs, on behalf of a class of KLA-Tencor stockholders, to provide a release of claims of KLA stockholders against KLA-Tencor, the Lam Group and their respective officers and directors. Following final approval of the settlement by the court, the Hedgecock, Spoleto, and Rooney actions will be dismissed. The settlement will not affect the merger consideration to be paid to stockholders of KLA-Tencor in connection with the acquisition of KLA-Tencor by Lam. The California Superior Court has set a hearing for preliminary approval of the settlement hearing for June 3, 2016. KLA-Tencor has made an accrual with respect to the Hedgecock, Spoleto and Rooney actions. KLA-Tencor has determined a potential loss in excess of the amount accrued is reasonably possible; however, based on its current knowledge, KLA-Tencor does not believe that the amount of such possible loss or a range of potential loss is reasonably estimable.

Other Legal Matters.

The Company is named from time to time as a party to lawsuits and other types of legal proceedings and claims in the normal course of its business. Actions filed against the Company include commercial, intellectual property, customer, and labor and employment related claims, including complaints of alleged wrongful termination and potential class action lawsuits regarding alleged violations of federal and state wage and hour and other laws. In general, legal proceedings and claims, regardless of their merit, and associated internal investigations (especially those relating to intellectual property or confidential information disputes) are often expensive to prosecute, defend or conduct and may divert management’s attention and other company resources. Moreover, the results of legal proceedings are difficult to predict, and the costs incurred in litigation can be substantial, regardless of outcome. The Company believes the amounts provided in its condensed consolidated financial statements are adequate in light of the probable and estimated liabilities. However, because such matters are subject to many uncertainties, the ultimate outcomes are not predictable, and there can be no assurances that the actual amounts required to satisfy alleged liabilities from the matters described above will not exceed the amounts reflected in the Company’s condensed consolidated financial statements or will not have a material adverse effect on its results of operations, financial condition or cash flows.

For additional discussion of certain risks associated with legal proceedings, see Part II, Item 1A, “Risk Factors.”

NOTE 12 – COMMITMENTS AND CONTINGENCIES

Merger-related Commitment and Fees. KLA-Tencor has an agreement with a financial advisor in relation to the pending merger with Lam Research. KLA-Tencor has agreed to pay the third party a fee of approximately $59.0 million, $0.1 million of which was paid upon the execution of the engagement letter and $5.0 million of which was paid upon delivery of the fairness opinion, and the remaining portion of which will be paid upon, and subject to, consummation of the merger (provided that the final actual fee will be, in part, based on an average of the closing prices of Lam Research common stock over ten trading days approaching the closing of the merger). During the three months ended December 31, 2015, $5.1 million of the above fees were recorded in selling, general and administrative line of the condensed consolidated statements of operations. In addition, the Merger Agreement contains certain termination rights for KLA-Tencor and further provides that KLA-Tencor, as applicable, may be required to pay a termination fee of $290.0 million to Lam Research.

Factoring. KLA-Tencor has agreements (referred to as “factoring agreements”) with financial institutions to sell certain of its trade receivables and promissory notes from customers without recourse. The Company does not believe it is at risk for any material losses as a result of these agreements. In addition, the Company periodically sells certain letters of credit (“LCs”), without recourse, received from customers in payment for goods.

The following table shows total receivables sold under factoring agreements and proceeds from sales of LCs for the indicated periods:

	Three months ended March 31,		Nine months ended March 31,
(In thousands)	2016	2015	2016	2015
Receivables sold under factoring agreements	$59,505	$15,614	$135,105	$88,832
Proceeds from sales of LCs	$14,200	$—	$18,262	$6,920

Factoring and LC fees for the sale of certain trade receivables were recorded in other expense (income), net and were not material for the periods presented.

Facilities. KLA-Tencor leases certain of its facilities under arrangements that are accounted for as operating leases. Rent expense was $2.1 million and $2.2 million for the three months ended March 31, 2016 and 2015, respectively. Rent expense was $6.4 million and $6.8 million for the nine months ended March 31, 2016 and 2015, respectively.

The following is a schedule of expected operating lease payments:

Fiscal year ending June 30,	Amount (In thousands)
2016 (remaining 3 months)	$2,138
2017	7,175
2018	4,552
2019	2,021
2020	1,272
2021 and thereafter	561

Total minimum lease payments	$17,719

Purchase Commitments. KLA-Tencor maintains commitments to purchase inventory from its suppliers as well as goods and services in the ordinary course of business. The Company’s liability under these purchase commitments is generally restricted to a forecasted time-horizon as mutually agreed upon between the parties. This forecasted time-horizon can vary among different suppliers. The Company’s estimate of its significant purchase commitments is approximately $302.9 million as of March 31, 2016 which are primarily due within the next 12 months. Actual expenditures will vary based upon the volume of the transactions and length of contractual service provided. In addition, the amounts paid under these arrangements may be less in the event that the arrangements are renegotiated or canceled. Certain agreements provide for potential cancellation penalties.

Cash Long-Term Incentive Plan. As of March 31, 2016, the Company had committed $123.5 million for future payment obligations under its Cash LTI Plan. The calculation of compensation expense related to the Cash LTI Plan includes estimated forfeiture rate assumptions. Cash LTI awards issued to employees under the Cash LTI Plan vest in four equal installments, with 25% of the aggregate amount of the Cash LTI award vesting on each yearly anniversary of the grant date over a four-year period. In order to receive payments under a Cash LTI award, participants must remain employed by the Company as of the applicable award vesting date.

Warranties, Guarantees and Contingencies. KLA-Tencor provides standard warranty coverage on its systems for 40 hours per week for 12 months, providing labor and parts necessary to repair the systems during the warranty period. The Company accounts for the estimated warranty cost as a charge to costs of revenues when revenue is recognized. The estimated warranty cost is based on historical product performance and field expenses. Utilizing actual service records, the Company calculates the average service hours and parts expense per system and applies the actual labor and overhead rates to determine the estimated warranty charge. The Company updates these estimated charges on a regular basis. The actual product performance and/or field expense profiles may differ, and in those cases the Company adjusts its warranty accruals accordingly.

The following table provides the changes in the product warranty accrual for the indicated periods:

	Three months ended March 31,		Nine months ended March 31,
(In thousands)	2016	2015	2016	2015
Beginning balance	$36,148	$34,410	$36,413	$37,746
Accruals for warranties issued during the period	8,956	11,289	28,728	28,480
Changes in liability related to pre-existing warranties	(5,304)	76	(8,898)	(690)
Settlements made during the period	(7,204)	(10,346)	(23,647)	(30,107)

Ending balance	$32,596	$35,429	$32,596	$35,429

The Company maintains guarantee arrangements available through various financial institutions for up to $22.8 million, of which $19.6 million had been issued as of March 31, 2016, primarily to fund guarantees to customs authorities for value-added tax (“VAT”) and other operating requirements of the Company’s subsidiaries in Europe and Asia.

KLA-Tencor is a party to a variety of agreements pursuant to which it may be obligated to indemnify the other party with respect to certain matters. Typically, these obligations arise in connection with contracts and license agreements or the sale of assets, under which the Company customarily agrees to hold the other party harmless against losses arising from, or provides customers with other remedies to protect against, bodily injury or damage to personal property caused by the Company’s products, non-compliance with the Company’s product performance specifications, infringement by the Company’s products of third-party intellectual property rights and a breach of warranties, representations and covenants related to matters such as title to assets sold, validity of certain intellectual property rights, non-infringement of third-party rights, and certain income tax-related matters. In each of these circumstances, payment by the Company is typically subject to the other party making a claim to and cooperating with the Company pursuant to the procedures specified in the particular contract.

This usually allows the Company to challenge the other party’s claims or, in case of breach of intellectual property representations or covenants, to control the defense or settlement of any third-party claims brought against the other party. Further, the Company’s obligations under these agreements may be limited in terms of amounts, activity (typically at the Company’s option to replace or correct the products or terminate the agreement with a refund to the other party), and duration. In some instances, the Company may have recourse against third parties and/or insurance covering certain payments made by the Company.

Subject to certain limitations, the Company is obligated to indemnify its current and former directors, officers and employees with respect to certain litigation matters and investigations that arise in connection with their service to the Company. These obligations arise under the terms of the Company’s certificate of incorporation, its bylaws, applicable contracts, and Delaware and California law. The obligation to indemnify generally means that the Company is required to pay or reimburse the individuals’ reasonable legal expenses and possibly damages and other liabilities incurred in connection with these matters.

In addition, the Company may in limited circumstances enter into agreements that contain customer-specific commitments on pricing, tool reliability, spare parts stocking levels, response time and other commitments. Furthermore, the Company may give these customers limited audit or inspection rights to enable them to confirm that the Company is complying with these commitments. If a customer elects to exercise its audit or inspection rights, the Company may be required to expend significant resources to support the audit or inspection, as well as to defend or settle any dispute with a customer that could potentially arise out of such audit or inspection. To date, the Company has made no significant accruals in its condensed consolidated financial statements for this contingency. While the Company has not in the past incurred significant expenses for resolving disputes regarding these types of commitments, the Company cannot make any assurance that it will not incur any such liabilities in the future.

It is not possible to predict the maximum potential amount of future payments under these or similar agreements due to the conditional nature of the Company’s obligations and the unique facts and circumstances involved in each particular agreement. Historically, payments made by the Company under these agreements have not had a material effect on its business, financial condition, results of operations or cash flows.

NOTE 13 — RESTRUCTURING CHARGES

The Company has in recent years undertaken a number of cost reduction activities, including workforce reductions, in an effort to lower its ongoing expense run rate. The program in the United States is accounted for in accordance with the authoritative guidance related to compensation for non-retirement post-employment benefits, whereas the programs in the Company’s international locations are accounted for in accordance with the authoritative guidance for contingencies.

During the fourth quarter of fiscal year 2015, the Company implemented a plan to reduce its global employee workforce to streamline the organization and business processes in response to changing customer requirements in the industry. The goals of this reduction were to enable continued innovation, direct the Company’s resources toward its best opportunities and lower its ongoing expense run rate. The Company substantially completed its global workforce reduction during the nine months ended March 31, 2016 and recorded a $0.1 million net restructuring charge for the three months ended March 31, 2016, which was primarily recorded to the costs of revenues line of the condensed consolidated statements of operations. The Company recorded an $8.6 million net restructuring charge for the nine months ended March 31, 2016, of which $3.4 million was recorded to costs of revenues, $1.5 million to engineering, research and development expense and $3.7 million to selling, general and administrative expense lines of the condensed consolidated statements of operations.

The following table shows the activity primarily related to the accrual for severance and benefits for the three and nine months ended March 31, 2016 and 2015:

	Three months ended March 31,		Nine months ended March 31,
(In thousands)	2016	2015	2016	2015
Beginning balance	$3,009	$5,330	$24,887	$2,329
Restructuring costs	125	1,921	8,583	9,201
Adjustments	38	(543)	(152)	(489)
Cash payments	(2,514)	(3,000)	(32,660)	(7,333)

Ending balance	$658	$3,708	$658	$3,708

The remaining accrual for severance and benefits as of March 31, 2016 is expected to be paid out by the end of the Company’s fiscal year ending June 30, 2016.

NOTE 14 – DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES

The authoritative guidance requires companies to recognize all derivative instruments and hedging activities, including foreign currency exchange contracts, as either assets or liabilities at fair value on the balance sheet. Changes in the fair value of derivatives that do not qualify for hedge treatment, as well as the ineffective portion of any hedges, are recognized in other expense (income), net in the condensed consolidated statements of operations. In accordance with the guidance, the Company designates foreign currency forward exchange and option contracts as cash flow hedges of certain forecasted foreign currency denominated sales and purchase transactions.

KLA-Tencor’s foreign subsidiaries operate and sell KLA-Tencor’s products in various global markets. As a result, KLA-Tencor is exposed to risks relating to changes in foreign currency exchange rates. KLA-Tencor utilizes foreign currency forward exchange contracts and option contracts to hedge against future movements in foreign exchange rates that affect certain existing and forecasted foreign currency denominated sales and purchase transactions, such as the Japanese yen, the euro, the New Taiwan dollar and the Israeli new shekel. The Company routinely hedges its exposures to certain foreign currencies with various financial institutions in an effort to minimize the impact of certain currency exchange rate fluctuations. These currency forward exchange contracts and options, designated as cash flow hedges, generally have maturities of less than 18 months. Cash flow hedges are evaluated for effectiveness monthly, based on changes in total fair value of the derivatives. If a financial counterparty to any of the Company’s hedging arrangements experiences financial difficulties or is otherwise unable to honor the terms of the foreign currency hedge, the Company may experience material losses.

For derivative instruments that are designated and qualify as cash flow hedges, the effective portion of the gains or losses on the derivative is reported as a component of accumulated other comprehensive income (loss) (“OCI”) and reclassified into earnings in the same period or periods during which the hedged transaction affects earnings. Changes in the fair value of currency forward exchange and option contracts due to changes in time value are excluded from the assessment of effectiveness. Gains and losses on the derivative representing either hedge ineffectiveness or hedge components excluded from the assessment of effectiveness are recognized in current earnings.

For derivative instruments that are not designated as accounting hedges, gains and losses are recognized in other expense (income), net. The Company uses foreign currency forward contracts to hedge certain foreign currency denominated assets or liabilities. The gains and losses on these derivatives are largely offset by the changes in the fair value of the assets or liabilities being hedged.

In October 2014, in anticipation of the issuance of the Senior Notes, the Company entered into a series of forward contracts (“Rate Lock Agreements”) to lock the benchmark rate on a portion of the Senior Notes. The objective of the Rate Lock Agreements was to hedge the risk associated with the variability in interest rates due to the changes in the benchmark rate leading up to the closing of the intended financing, on the notional amount being hedged. The Rate Lock Agreements had a notional amount of $1.00 billion in aggregate which matured in the second quarter of the fiscal year ended June 30, 2015. The Company designated each of the Rate Lock Agreements as a qualifying hedging instrument and accounted for as a cash flow hedge, under which the effective portion of the gain or loss on the close out of the Rate Lock Agreements was initially recognized in accumulated other comprehensive income (loss) as a reduction of total stockholders’ equity and subsequently amortized into earnings as a component of interest expense over the term of the underlying debt. The ineffective portion, if any, was recognized in earnings immediately. The Rate Lock Agreements were terminated on the date of pricing of the $1.25 billion of 4.650% Senior Notes due in 2024 and the Company recorded the fair value of a $7.5 million as a gain within accumulated other comprehensive income (loss) as of December 31, 2014. For the three and nine months ended March 31, 2016, the Company recognized $0.2 million and $0.6 million, respectively, for the amortization of the gain recognized in accumulated other comprehensive income (loss), which amount reduced the interest expense. As of March 31, 2016, the unamortized portion of the fair value of the forward contracts for the rate lock agreements was $6.5 million. The cash proceeds of $7.5 million from the settlement of the Rate Lock Agreements were included in the cash flows from operating activities in the condensed consolidated statements of cash flows for the nine months ended March 31, 2015 because the designated hedged item was classified as interest expense in the cash flows from operating activities in the condensed consolidated statements of cash flows.

In addition, in November 2014, the Company entered into a non-designated forward contract to lock the treasury rate used to determine the redemption amount of the 2018 Senior Notes. The objective of the forward contract was to hedge the risk associated with the variability of the redemption amount due to changes in interest rates through the redemption of the existing 2018 Senior Notes. The forward contract had a notional amount of $750 million. The forward contract was terminated in December 2014 and the resulting fair value of $1.2 million was included in the loss on extinguishment of debt and other, net line in the condensed consolidated statements of operations, partially offsetting the loss on redemption of the debt during the three months ended December 31, 2014. The cash proceeds from the forward contract were included in the cash flows from financing activities in the condensed consolidated statements of cash flows for the nine months ended March 31, 2015, partially offsetting the cash outflows for the redemption of the 2018 Senior Notes.

Derivatives in Cash Flow Hedging Relationships: Foreign Exchange and Interest Rate Contracts

The locations and amounts of designated and non-designated derivative instruments’ gains and losses reported in the condensed consolidated financial statements for the indicated periods were as follows:

		Three months ended March 31,		Nine months ended March 31,
(In thousands)	Location in Financial Statements	2016	2015	2016	2015
Derivatives Designated as Hedging Instruments
Gains (losses) in accumulated OCI on derivatives (effective portion)	Accumulated OCI	$(2,798)	$(1,309)	$(3,952)	$12,648

Gains (losses) reclassified from accumulated OCI into income (effective portion):	Revenues	$(930)	$4,306	$79	$6,508
	Costs of revenues	(366)	(575)	(1,516)	(1,091)
	Interest expense	189	189	567	315

	Net gains reclassified from accumulated OCI into income (effective portion)	$(1,107)	$3,920	$(870)	$5,732

Gains (losses) recognized in income on derivatives (ineffective portion and amount excluded from effectiveness testing)	Other expense (income), net	$(396)	$187	$(795)	$307

Derivatives Not Designated as Hedging Instruments
Gains (losses) recognized in income	Other expense (income), net	$(7,350)	$(1,408)	$(12,985)	$9,704

	Loss on extinguishment of debt and other, net	$—	$—	$—	$1,180

The U.S. dollar equivalent of all outstanding notional amounts of hedge contracts, with maximum maturity of approximately 10 months, as of the dates indicated below was as follows:

(In thousands)	As of March 31, 2016	As of June 30, 2015
Cash flow hedge contracts
Purchase	$11,322	$32,775
Sell	$86,312	$88,800
Other foreign currency hedge contracts
Purchase	$103,148	$64,012
Sell	$141,049	$123,091

The locations and fair value amounts of the Company’s derivative instruments reported in its Condensed Consolidated Balance Sheets as of the dates indicated below were as follows:

	Asset Derivatives			Liability Derivatives
	Balance Sheet Location	As of March 31, 2016	As of June 30, 2015	Balance Sheet Location	As of March 31, 2016	As of June 30, 2015
(In thousands)		Fair Value			Fair Value
Derivatives designated as hedging instruments
Foreign exchange contracts	Other current assets	$412	$1,722	Other current liabilities	$2,242	$1,920

Total derivatives designated as hedging instruments		$412	$1,722		$2,242	$1,920

Derivatives not designated as hedging instruments
Foreign exchange contracts	Other current assets	$1,893	$1,342	Other current liabilities	$3,570	$1,186

Total derivatives not designated as hedging instruments		$1,893	$1,342		$3,570	$1,186

Total derivatives		$2,305	$3,064		$5,812	$3,106

The following table provides the balances and changes in accumulated OCI, before taxes, related to derivative instruments for the indicated periods:

	Three months ended March 31,		Nine months ended March 31,
(In thousands)	2016	2015	2016	2015
Beginning balance	$5,719	$12,125	$7,110	$(20)
Amount reclassified to income	1,107	(3,920)	870	(5,732)
Net change in unrealized gains or losses	(2,798)	(1,309)	(3,952)	12,648

Ending balance	$4,028	$6,896	$4,028	$6,896

Offsetting of Derivative Assets and Liabilities

KLA-Tencor presents derivatives at gross fair values in the Condensed Consolidated Balance Sheets. The Company has entered into arrangements with each of its counterparties, which reduce credit risk by permitting net settlement of transactions with the same counterparty under certain conditions. As of March 31, 2016 and June 30, 2015, information related to the offsetting arrangements was as follows (in thousands):

As of March 31, 2016				Gross Amounts of Derivatives Not Offset in the Condensed Consolidated Balance Sheets
Description	Gross Amounts of Derivatives	Gross Amounts of Derivatives Offset in the Condensed Consolidated Balance Sheets	Net Amount of Derivatives Presented in the Condensed Consolidated Balance Sheets	Financial Instruments	Cash Collateral Received	Net Amount
Derivatives—Assets	$2,305	$—	$2,305	$(1,253)	$—	$1,052
Derivatives—Liabilities	$(5,812)	$—	$(5,812)	$1,253	$—	$(4,559)

As of June 30, 2015				Gross Amounts of Derivatives Not Offset in the Condensed Consolidated Balance Sheets
Description	Gross Amounts of Derivatives	Gross Amounts of Derivatives Offset in the Condensed Consolidated Balance Sheets	Net Amount of Derivatives Presented in the Condensed Consolidated Balance Sheets	Financial Instruments	Cash Collateral Received	Net Amount
Derivatives—Assets	$3,064	$—	$3,064	$(2,809)	$—	$255
Derivatives—Liabilities	$(3,106)	$—	$(3,106)	$2,809	$—	$(297)

NOTE 15 – RELATED PARTY TRANSACTIONS

During the three and nine months ended March 31, 2016 and 2015, the Company purchased from, or sold to, several entities, where one or more executive officers of the Company or members of the Company’s Board of Directors, or their immediate family members, also serves as an executive officer or a board member, including Broadcom Limited (formerly known as Avago Technologies Ltd.), Cisco Systems, Inc., Citrix Systems, Inc. and NetApp, Inc. The following table provides the transactions with these parties for the indicated periods (for the portion of such period that they were considered related):

	Three months ended March 31,		Nine months ended March 31,
(In thousands)	2016	2015	2016	2015
Total revenues	$6	$721	$8	$1,419
Total purchases	$53	$159	$639	$957

The receivable balances from these parties as of March 31, 2016 and June 30, 2015 were immaterial, respectively. Management believes that such transactions are at arm’s length and on similar terms as would have been obtained from unaffiliated third parties.

NOTE 16 – SEGMENT REPORTING AND GEOGRAPHIC INFORMATION

KLA-Tencor reports one reportable segment in accordance with the provisions of the authoritative guidance for segment reporting. Operating segments are defined as components of an enterprise about which separate financial information is evaluated regularly by the chief operating decision maker in deciding how to allocate resources and in assessing performance. KLA-Tencor’s chief operating decision maker is its Chief Executive Officer. The Company is engaged primarily in designing, manufacturing, and marketing process control and yield management solutions for the semiconductor and related nanoelectronics industries.

The Company has made certain organizational changes and consolidated its product divisions effective in the first quarter of fiscal year 2016. As a result, the Company has four operating segments which primarily reflect how it is organized by product offerings: Wafer Inspection, Patterning, Global Service and Support, and Others. Accordingly, the Company has recast its financial information and disclosures for prior periods to be consistent with the current operating structure.

All operating segments have been aggregated due to their inter-dependencies, commonality of long-term economic characteristics, products and services, the production processes, class of customer and distribution processes. The Company’s service products are an extension of the system product portfolio and provide customers with spare parts and fab management services (including system preventive maintenance and optimization services) to improve yield, increase production uptime and throughput, and lower the cost of ownership. Since the Company operates in one reportable segment, all financial segment information required by the authoritative guidance can be found in the condensed consolidated financial statements.

The Company’s significant operations outside the United States include manufacturing facilities in Singapore, Israel, Germany and China and sales, marketing and service offices in Western Europe, Japan and the Asia Pacific regions. For geographical revenue reporting, revenues are attributed to the geographic location in which the customer is located. Long-lived assets consist of land, property and equipment, net and are attributed to the geographic region in which they are located.

The following is a summary of revenues by geographic region, based on ship-to location, for the indicated periods (as a percentage of total revenues):

	Three months ended March 31,				Nine months ended March 31,
(Dollar amounts in thousands)	2016		2015		2016		2015
Revenues:
North America	$163,862	23%	$178,207	24%	$389,799	19%	$609,807	29%
Taiwan	147,573	21%	178,333	24%	652,984	32%	456,586	22%
Japan	144,236	20%	131,022	18%	324,979	16%	327,253	16%
Korea	84,342	12%	147,753	20%	237,652	11%	323,981	16%
China	72,331	10%	30,389	4%	239,095	11%	113,302	6%
Europe & Israel	37,845	5%	45,396	6%	119,026	6%	137,105	7%
Rest of Asia	62,244	9%	27,359	4%	101,787	5%	89,683	4%

Total	$712,433	100%	$738,459	100%	$2,065,322	100%	$2,057,717	100%

The following is a summary of revenues by major products for the indicated periods (as a percentage of total revenues):

	Three months ended March 31,				Nine months ended March 31,
(Dollar amounts in thousands)	2016		2015		2016		2015
Revenues:
Wafer Inspection	$322,171	45%	$312,203	54%	$825,779	40%	$929,735	45%
Patterning	164,945	23%	209,947	19%	569,579	28%	494,154	24%
Global Service and Support(1)	195,857	28%	192,046	23%	606,776	29%	558,327	27%
Other	29,460	4%	24,263	4%	63,188	3%	75,501	4%

Total	$712,433	100%	$738,459	100%	$2,065,322	100%	$2,057,717	100%

(1)	The Global Service and Support revenues includes service revenues as presented in the condensed consolidated statements of operations as well as certain product revenues, primarily revenues from the Company’s K-T Certified business.

In the three months ended March 31, 2016, three customers accounted for approximately 13%, 12%, and 10% of total revenues. In the three months ended March 31, 2015, three customers accounted for approximately 18%, 15% and 14% of total revenues. In the nine months ended March 31, 2016, two customers accounted for approximately 17% and 11% of total revenues. In the nine months ended March 31, 2015, three customers accounted for approximately 15%, 14% and 11% of total revenues. Three customers and one customer on an individual basis accounted for greater than 10% of net accounts receivables as of March 31, 2016 and June 30, 2015, respectively.

Long-lived assets by geographic region as of the dates indicated below were as follows:

(In thousands)	As of March 31, 2016	As of June 30, 2015
Long-lived assets:
United States	$188,249	$207,779
Europe	15,107	16,536
Singapore	41,732	45,444
Israel	31,644	33,841
Rest of Asia	11,142	10,991

Total	$287,874	$314,591